Exhibit 99.4
February 5, 2008
Raj Nathan
SVP & Chief Marketing Officer
(Delivered by hand)
Dear Raj:
This is to inform you of your 2008 compensation as approved by the Sybase, Inc. Compensation Committee:
1.	Cash Compensation (effective January 1, 2008)
1.	Annual base salary: $402,031

2.	Incentive bonus target: $281,422

3.	Total target cash compensation (TTC): $683,453
The terms of the incentive bonus are set out in the Executive Leadership Team Incentive Plan.
2.	Long-Term Incentives
(a)	Sybase Stock Option Grant (4-year vest)

• 16,280 options

(b)	Restricted Stock Grant (performance vest)

• 10,380 shares

(c)	Restricted Stock Grant (time vest)

• 3,460 shares
The vesting terms are set out in the relevant equity award grant agreement.
I also want to take this opportunity to thank you for your contributions in 2007. I look forward to your support and contributions in 2008.
Sincerely,
/s/ John S. Chen
John S. Chen
Chairman, CEO and President